Exhibit 10.18

2019 Cash Bonus Plan Summary

Target bonuses for named executive officers of AcelRx Pharmaceuticals, Inc. (the “Company”) under the 2019 Cash Bonus Plan (the “Plan”) will range from 35% to 55% of such executive’s 2019 base salary. The amount of cash bonus, if any, for each named executive officer will be based on both the named executive officer achieving his or her individual performance goals and on the Company meeting the 2019 corporate objectives approved by the Board. The 2019 corporate objectives are primarily related to: the commercialization of DSUVIA™; successful REMS compliance; commercial support for Grunenthal sales efforts of Zalviso® in Europe; advancement of Zalviso for potential approval by the United States Food and Drug Administration; business development, including potential partnering for sales of DZUVEO outside the United States; and other financial objectives to support the Company’s corporate goals. The target bonuses for the Company’s named executive officers for 2019 are as follows:

Name	Position	Bonus %
Vincent Angotti	Chief Executive Officer	55%
Pamela Palmer, M.D., Ph.D.	Chief Medical Officer	40%
Raffi Asadorian	Chief Financial Officer	40%
Badri Dasu	Chief Engineering Officer	35%
Lawrence Hamel	Chief Development Officer	35%

Mr. Angotti’s cash bonus under the Plan shall be based 100% on the achievement of the 2019 corporate objectives.  The cash bonuses under the Plan for all other named executive officers shall be based 40% on the achievement of his or her individual performance goals, as determined by the Board, and 60% on the achievement of the 2019 corporate objectives. The named executive officers’ actual bonuses may exceed 100% of target in the event performance exceeds the predetermined goals.